Exhibit 3.2

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

PRECISION THERAPEUTICS INC.

(a Delaware corporation)

As of [____________ ____], 2018

The Amended and Restated Bylaws of Precision Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), are hereby amended as follows:

Section 3.02 of Article 3 of the Corporation’s Amended and Restated Bylaws is amended and restated to read in its entirety as follows:

“Section 3.02. Number, Election and Term of Office. The exact number of directors shall be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The Board of Directors shall be divided into three classes, as nearly equal in number as possible, designated: Class I, Class II and Class III (each, a “Class”). In the case of any increase or decrease, from time to time, in the number of directors, the number of directors in each class shall be apportioned as nearly equal as possible. Except as otherwise provided in the certificate of incorporation, each director shall serve for a term ending on the date of the third annual meeting of the Corporation’s stockholders following the annual meeting at which such director was elected; provided, however, that each director initially appointed to Class I shall serve for an initial term expiring at the Corporation’s first annual meeting of stockholders following the effectiveness of this provision; each director initially appointed to Class II shall serve for the initial term expiring at the Corporation’s second annual meeting of stockholders following the effectiveness of this provision; and each director initially appointed to Class III shall serve for an initial term expiring at the Corporation’s third annual meeting of stockholders following the effectiveness of this provision; provided further, that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal. Directors need not be stockholders.”

Except as herein amended, the provisions of the Amended and Restated Bylaws of the Corporation shall remain in full force and effect.

CERTIFICATE OF ADOPTION OF

FIRST AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF

PRECISION THERAPEUTICS INC.

THIS IS TO CERTIFY:

The undersigned is the Chief Financial Officer of Precision Therapeutics Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”). The foregoing First Amendment to Amended and Restated Bylaws was duly adopted by the Board of Directors of the Corporation pursuant to board resolution in accordance with the provisions of Section 141 of the Delaware General Corporation Law and by the holders of a majority of the outstanding shares of the Corporation’s voting stock at a meeting of stockholders in accordance with Section 109 of the Delaware General Corporation Law and the terms of the Corporation’s Amended and Restated Bylaws. Except as set forth in the foregoing First Amendment to Amended and Restated Bylaws, said Amended and Restated Bylaws are in full force and effect and have not been modified, rescinded or repealed as of this date.

EXECUTED ON THE DATE FIRST SET FORTH ABOVE.

Bob Myers, Chief Financial Officer of Precision Therapeutics Inc.